Exhibit 99.1
CONSOL Energy Announces Results for the Third Quarter 2024

CANONSBURG, PA (November 5, 2024) - Today, CONSOL Energy Inc. (NYSE: CEIX) reported financial and operating results for the period ended September 30, 2024.

Third Quarter 2024 Highlights Include:

•GAAP net income of $95.6 million and GAAP dilutive earnings per share of $3.22;
•Quarterly adjusted EBITDA1 of $179.2 million;
•Net cash provided by operating activities of $161.3 million;
•Quarterly free cash flow1 of $121.8 million;
•Total revenue and other income of $574.9 million;
•Announced dividend of $0.25/share, payable on November 26, 2024;
•Pennsylvania Mining Complex (PAMC) produced 7.2 million tons;
•CONSOL Marine Terminal (CMT) shipped 4.7 million tons; and
•Merger with Arch Resources continues to progress as expected with closing anticipated by the end of 1Q25.

Management Comments

“During the third quarter of 2024, the CONSOL team achieved robust financial and operational results, despite a longwall move at the PAMC and an annual planned maintenance shutdown,” said Jimmy Brock, Chairman and Chief Executive Officer of CONSOL Energy Inc. “With the CONSOL Marine Terminal rebounding from the impact of the Francis Scott Key Bridge collapse, which occurred on March 26, 2024, and affected much of the second quarter, the PAMC team delivered a strong production quarter in 3Q24, mining 7.2 million tons, which was a third quarter record for the complex. As a result, we finished the quarter with approximately $179 million of adjusted EBITDA1 and $122 million of free cash flow1, and we increased our cash and cash equivalents by $116 million since June 30, 2024. The merger with Arch Resources continues to move forward and progress as expected, with closing still anticipated to occur by the end of the first quarter of 2025. Consistent with the capital return framework outlined in the merger agreement, we announced a $0.25 per share dividend, which will be payable on November 26, 2024."

“On the safety front, the Bailey Preparation Plant and Itmann Preparation Plant each had ZERO employee recordable incidents in the third quarter of 2024, and our year-to-date employee total recordable incident rate across our coal mining segment remained well below the national average for underground bituminous coal mines.”

Pennsylvania Mining Complex Review

		Three Months Ended
		September 30, 2024	September 30, 2023
Total Coal Revenue (PAMC Segment)	thousands	$439,730	$431,090
Operating and Other Costs	thousands	$304,134	$276,323
Total Cash Cost of Coal Sold[1]	thousands	$245,252	$234,944
Coal Production	million tons	7.2	6.1
Total Tons Sold	million tons	6.8	6.1
Average Coal Revenue per Ton Sold	per ton	$64.28	$70.34
Average Cash Cost of Coal Sold per Ton[1]	per ton	$35.85	$38.36
Average Cash Margin per Ton Sold[1]	per ton	$28.43	$31.98
We sold 6.8 million tons of PAMC coal during the third quarter of 2024, generating coal revenue of $439.7 million for the PAMC segment at an average coal revenue per ton sold of $64.28. This compares to 6.1 million tons sold, generating coal revenue of $431.1 million and an average coal revenue per ton sold of $70.34 in the year-ago period. The coal revenue improvement was driven by a significant increase in production tons compared to the prior year period despite the decline in sales price. With the temporary pause of operations at our CMT due to the Francis Scott Key (FSK) Bridge collapse behind us, the PAMC team worked hard during the quarter to meet market demand, which partially offset some of the production impact during 2Q24.

During the third quarter of 2024, we produced 7.2 million tons at the PAMC, which was impressive considering that we had a planned longwall move and summer maintenance shutdown in the quarter. This compares to 6.1 million tons in the year-ago period. Average cash cost of coal sold per ton1 at the PAMC for the third quarter of 2024 was $35.85, compared to $38.36 in the year-ago quarter. The decrease was due to the significant improvement in sales tons compared to the prior year period.

On the marketing front, API2 and Henry Hub natural gas spot prices each saw very modest upticks in the third quarter compared to the second quarter of 2024. In the export market, API2 spot prices in the third quarter increased approximately 3% when compared to the second quarter of 2024. Domestically, average Henry Hub natural gas spot prices were up approximately 2% quarter over quarter. However, PJM West day ahead power prices increased more than 20% over the same period. Energy Ventures Analysis estimates that Northern Appalachian coal burn increased by approximately 30% in the third quarter of 2024 when compared to 2Q24. Internationally, Europe has returned to the market and is securing cargos ahead of winter. Furthermore, demand for our crossover metallurgical product has been robust this year, particularly in China. The PAMC is near fully contracted in 2024 based on the midpoint of our 2024 guidance, and we now have approximately 18 million tons contracted for 2025.

CONSOL Marine Terminal Review

During the third quarter of 2024, throughput volume at the CMT was 4.7 million tons, compared to 4.3 million tons in the year-ago period. Terminal revenues and CMT total costs and expenses were $23.7 million and $11.6 million, respectively, compared to $22.7 million and $11.7 million, respectively, during the year-ago period. CMT operating cash costs1 were $6.9 million in the third quarter of 2024, compared to $7.5 million in the prior year period. CMT net income and CMT adjusted EBITDA1 were $13.0 million and $15.9 million, respectively, in the third quarter of 2024, compared to $12.1 million and $14.9 million, respectively, in the year-ago period.

Itmann Mining Complex Update

During the third quarter of 2024, the Itmann Mining Complex (IMC) sold 152 thousand tons of Itmann Mine and third-party coal, compared to 164 thousand tons in the second quarter. The impairment was due to lingering supply chain issues and adverse geological conditions which limited our production. On the supply chain front, we continue to deal with abnormally long lead times on both new and rebuilt section equipment. During the third quarter of 2024, the Itmann Mine continued to operate two of its three continuous miner sections as super sections while we wait on multiple continuous miner deliveries. Despite being limited in the number of sections we could run, long-term mains development progressed in 3Q24, and toward the end of the quarter, the Itmann Mine began retreat mining, which we expect will improve both our efficiency and productivity. Additionally, a deep cut plan has been approved by the Mine Safety and Health Administration (MSHA) for the 1 North section of the mine, and we are working with MSHA to obtain approval for another mining section, which will improve the overall efficiency of the mine. Multiple continuous miners are expected to be delivered before year-end 2024, which should improve our production capacity.

Liability Management Update

In early October, CONSOL and the Pennsylvania Department of Environmental Protection (PADEP) finalized agreements to form a Global Water Treatment Trust Fund (WTTF). The fund will provide an alternative financial assurance mechanism for 22 of our legacy water treatment facilities in the state of Pennsylvania, and these 22 sites represent the entire footprint of our legacy, perpetual water treatment liabilities located in the state. The WTTF establishes a long-term mechanism to fund a significant portion of our perpetual water treatment obligations over time and, as such, will reduce our exposure to surety bonds and their collateral requirements. CEIX has agreed to a minimum $2 million annual contribution into the fund, while reserving the option to accelerate funding at any time and with no cap on the amount.

Insurance Claim Update

Throughout the third quarter of 2024, we worked with our insurance adjusters to calculate a potential business interruption claim related to the Francis Scott Key Bridge collapse in Baltimore, which affected operations at our CONSOL Marine Terminal. As of mid-October, we submitted a formal claim, and we hope to reach a final settlement by the end of 2024.

Merger Update

The CONSOL and Arch teams have continued the push toward achieving a timely closing and smooth transition to Core Natural Resources. On the regulatory approval front, we have obtained final clearance of the proposed merger from Brazil, Poland and China. Additionally, the waiting period under the Hart-Scott-Rodino Act in relation to the proposed merger expired on October 11, which is one of the closing conditions of the proposed merger.

Shareholder Returns Update

Consistent with the capital return framework outlined in the merger agreement for CEIX while the merger is in pending status, the board of directors has authorized a dividend of $0.25/share. The payment will amount to an aggregate of approximately $7.3 million, payable on November 26, 2024 to all shareholders of record as of November 15, 2024.

2024 Guidance and Outlook

Based on our current contracted position, estimated prices, production plans, and the effect of the FSK Bridge collapse, we are providing the following financial and operating performance guidance for full fiscal year 2024:

•PAMC coal sales volume of 25.0-26.0 million tons
•PAMC average coal revenue per ton sold expectation of $64.50-$66.00
•PAMC average cash cost of coal sold per ton2 expectation of $37.50-$38.50
•IMC coal sales volume of 600-800 thousand tons
•Total capital expenditures of $165-$190 million

Third Quarter Earnings Conference Call

A conference call and webcast, during which management will discuss the third quarter 2024 financial and operational results, is scheduled for November 5, 2024 at 10:00 AM eastern time. Prepared remarks by members of management will be followed by a question-and-answer session. Interested parties may listen via webcast on the "Events and Presentations" page of our website, www.consolenergy.com. An archive of the webcast will be available for 30 days after the event.

Participant dial in (toll free) 1-800-836-8184
Participant international dial in 1-646-357-8785

Availability of Additional Information

Please refer to our website, www.consolenergy.com, for additional information regarding the company. In addition, we may provide other information about the company from time to time on our website.

We will also file our Form 10-Q with the Securities and Exchange Commission (SEC) reporting our results for the period ended September 30, 2024 on November 5, 2024. Investors seeking our detailed financial statements can refer to the Form 10-Q once it has been filed with the SEC.

Footnotes:
1 "Adjusted EBITDA", "Free Cash Flow", "CMT Adjusted EBITDA", "CMT Operating Cash Costs", and "Total Cash Cost of Coal Sold" are non-GAAP financial measures and "Average Cash Cost of Coal Sold per Ton" and "Average Cash Margin per Ton Sold" are operating ratios derived from non-GAAP financial measures, each of which are reconciled to the most directly comparable GAAP financial measures below, under the caption “Reconciliation of Non-GAAP Financial Measures".

2 CEIX is unable to provide a reconciliation of PAMC Average Cash Cost of Coal Sold per Ton guidance, which is an operating ratio derived from non-GAAP financial measures, due to the unknown effect, timing and potential significance of certain income statement items.

About CONSOL Energy Inc.

CONSOL Energy Inc. (NYSE: CEIX) is a Canonsburg, Pennsylvania-based producer and exporter of high-Btu bituminous thermal coal and metallurgical coal. It owns and operates some of the most productive longwall mining operations in the Northern Appalachian Basin. CONSOL’s flagship operation is the Pennsylvania Mining Complex, which has the capacity to produce approximately 28.5 million tons of coal per year and is comprised of 3 large-scale underground mines: Bailey Mine, Enlow Fork Mine, and Harvey Mine. CONSOL recently developed the Itmann Mine in the Central Appalachian Basin, which has the capacity when fully operational to produce roughly 900 thousand tons per annum of premium, low-vol metallurgical coking coal. The company also owns and operates the CONSOL Marine Terminal, which is located in the port of Baltimore and has a throughput capacity of approximately 20 million tons per year. In addition to the ~584 million reserve tons associated with the Pennsylvania Mining Complex and the ~28 million reserve tons associated with the Itmann Mining Complex, the company controls approximately 1.3 billion tons of greenfield thermal and metallurgical coal reserves and resources located in the major coal-producing basins of the eastern United States. Additional information regarding CONSOL Energy may be found at www.consolenergy.com.

Contacts:

Investor:
Nathan Tucker, (724) 416-8336
nathantucker@consolenergy.com

Media:
Erica Fisher, (724) 416-8292
ericafisher@consolenergy.com

Condensed Consolidated Statements of Cash Flows
The following table presents the condensed consolidated statements of cash flows for the three months ended September 30, 2024 and 2023 (in thousands):

	Three Months Ended September 30,
	2024	2023
Cash Flows from Operating Activities:	(Unaudited)	(Unaudited)
Net Income	$95,632	$100,725
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation, Depletion and Amortization	53,329	58,792
Other Non-Cash Adjustments to Net Income	2,327	703
Changes in Working Capital	10,044	2,514
Net Cash Provided by Operating Activities	161,332	162,734
Cash Flows from Investing Activities:
Capital Expenditures	(39,388)	(41,667)
Proceeds from Sales of Assets	372	1
Other Investing Activity	(183)	19,855
Net Cash Used in Investing Activities	(39,199)	(21,811)
Cash Flows from Financing Activities:
Net Payments on Long-Term Debt, Including Fees	(2,029)	(30,610)
Repurchases of Common Stock	—	(136,863)
Dividends and Dividend Equivalents Paid	(7,353)	—
Other Financing Activities	38	(126)
Net Cash Used in Financing Activities	(9,344)	(167,599)
Net Increase (Decrease) in Cash and Cash Equivalents and Restricted Cash	112,789	(26,676)
Cash and Cash Equivalents and Restricted Cash at Beginning of Period	256,826	242,670
Cash and Cash Equivalents and Restricted Cash at End of Period	$369,615	$215,994
Reconciliation of Non-GAAP Financial Measures
We evaluate our cost of coal sold and cash cost of coal sold on an aggregate basis by segment, and our average cash cost of coal sold per ton on a per-ton basis. Cost of coal sold includes items such as direct operating costs, royalty and production taxes, direct administration costs, and depreciation, depletion and amortization costs on production assets. Cost of coal sold excludes any indirect costs and other costs not directly attributable to the production of coal. The cash cost of coal sold includes cost of coal sold less depreciation, depletion and amortization costs on production assets. We define average cash cost of coal sold per ton as cash cost of coal sold divided by tons sold. The GAAP measure most directly comparable to cost of coal sold, cash cost of coal sold and average cash cost of coal sold per ton is operating and other costs.

The following table presents a reconciliation for the PAMC segment of cash cost of coal sold, cost of coal sold and average cash cost of coal sold per ton to operating and other costs, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands, except per ton information).

	Three Months Ended September 30,
	2024	2023
Operating and Other Costs	$304,134	$276,323
Less: Other Costs (Non-Production and non-PAMC)	(58,882)	(41,379)
Cash Cost of Coal Sold	$245,252	$234,944
Add: Depreciation, Depletion and Amortization (PAMC Production)	40,606	47,210
Cost of Coal Sold	$285,858	$282,154
Total Tons Sold (in millions)	6.8	6.1
Average Cost of Coal Sold per Ton	$41.79	$46.04
Less: Depreciation, Depletion and Amortization Costs per Ton Sold	5.94	7.68
Average Cash Cost of Coal Sold per Ton	$35.85	$38.36
We evaluate our average cash margin per ton sold on a per-ton basis. We define average cash margin per ton sold as average coal revenue per ton sold, net of average cash cost of coal sold per ton. The GAAP measure most directly comparable to average cash margin per ton sold is total coal revenue.
The following table presents a reconciliation for the PAMC segment of average cash margin per ton sold to total coal revenue, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands, except per ton information).

	Three Months Ended September 30,
	2024	2023
Total Coal Revenue (PAMC Segment)	$439,730	$431,090
Operating and Other Costs	304,134	276,323
Less: Other Costs (Non-Production and non-PAMC)	(58,882)	(41,379)
Cash Cost of Coal Sold	$245,252	$234,944
Total Tons Sold (in millions)	6.8	6.1
Average Coal Revenue per Ton Sold	$64.28	$70.34
Less: Average Cash Cost of Coal Sold per Ton	35.85	38.36
Average Cash Margin per Ton Sold	$28.43	$31.98

We define CMT operating costs as operating and other costs related to throughput tons. CMT operating costs exclude any indirect costs and other costs not directly attributable to throughput tons. CMT operating cash costs include CMT operating costs, less depreciation, depletion and amortization costs on throughput assets. The GAAP measure most directly comparable to CMT operating costs and CMT operating cash costs is operating and other costs.

The following table presents a reconciliation of CMT operating costs and CMT operating cash costs to operating and other costs, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands).

	Three Months Ended September 30,
	2024	2023
Operating and Other Costs	$304,134	$276,323
Less: Other Costs (Non-Throughput)	(295,939)	(267,775)
CMT Operating Costs	$8,195	$8,548
Less: Depreciation, Depletion and Amortization (Throughput)	(1,276)	(1,070)
CMT Operating Cash Costs	$6,919	$7,478
We define adjusted EBITDA as (i) net income (loss) plus income taxes, interest expense and depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as stock-based compensation and loss on debt extinguishment and (iii) certain one-time transactions, such as merger-related expenses. The GAAP measure most directly comparable to adjusted EBITDA is net income (loss).
The following tables present a reconciliation of adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands).

	Three Months Ended September 30, 2024
	PAMC	CONSOL Marine Terminal	Other	Consolidated
Net Income (Loss)	$129,393	$12,966	$(46,727)	$95,632

Add: Income Tax Expense	—	—	17,539	17,539
Add: Interest Expense	—	1,516	3,148	4,664
Less: Interest Income	(1,795)	—	(3,221)	(5,016)
Earnings (Loss) Before Interest & Taxes (EBIT)	127,598	14,482	(29,261)	112,819

Add: Depreciation, Depletion & Amortization	44,663	1,342	7,324	53,329

Earnings (Loss) Before Interest, Taxes and DD&A (EBITDA)	$172,261	$15,824	$(21,937)	$166,148

Adjustments:
Add: Stock-Based Compensation	$1,645	$93	$313	$2,051
Add: Merger-Related Expenses	—	—	10,979	10,979
Total Pre-tax Adjustments	1,645	93	11,292	13,030

Adjusted EBITDA	$173,906	$15,917	$(10,645)	$179,178

	Three Months Ended September 30, 2023
	PAMC	CONSOL Marine Terminal	Other	Consolidated
Net Income (Loss)	$132,442	$12,098	$(43,815)	$100,725

Add: Income Tax Expense	—	—	21,032	21,032
Add: Interest Expense	—	1,524	5,121	6,645
Less: Interest Income	(723)	—	(3,301)	(4,024)
Earnings (Loss) Before Interest & Taxes (EBIT)	131,719	13,622	(20,963)	124,378

Add: Depreciation, Depletion & Amortization	50,663	1,181	6,948	58,792

Earnings (Loss) Before Interest, Taxes and DD&A (EBITDA)	$182,382	$14,803	$(14,015)	$183,170

Adjustments:
Add: Stock-Based Compensation	$1,408	$50	$218	$1,676
Add: Loss on Debt Extinguishment	—	—	662	662
Total Pre-tax Adjustments	1,408	50	880	2,338

Adjusted EBITDA	$183,790	$14,853	$(13,135)	$185,508

Free cash flow is a non-GAAP financial measure, defined as net cash provided by operating activities plus proceeds from sales of assets less capital expenditures and investments in mining-related activities. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations and non-core asset sales after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand CONSOL’s asset base and are expected to generate future cash flows from operations. It is important to note that free cash flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The following table presents a reconciliation of free cash flow to net cash provided by operations, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands).

	Three Months Ended	Three Months Ended
	September 30, 2024	September 30, 2023
Net Cash Provided by Operations	$161,332	$162,734

Capital Expenditures	(39,388)	(41,667)
Proceeds from Sales of Assets	372	1
Investments in Mining-Related Activities	(534)	(635)
Free Cash Flow	$121,782	$120,433

Cautionary Statement Regarding Forward-Looking Information

Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. With the exception of historical matters, the matters discussed in this press release are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934, as amended) that involve risks and uncertainties that could cause actual results to differ materially from results projected in or implied by such forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include the expected timing and likelihood of completion of the proposed merger with Arch Resources, and projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “target,” “will,” “would,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe our expectations with respect to the Itmann Mine or any other strategy that involves risks or uncertainties, we are making forward-looking statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Specific risks, contingencies and uncertainties are discussed in more detail in our filings with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date of this press release and CEIX disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Source: CONSOL Energy Inc.